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                              Mayer, Brown & Platt
                                 1675 Broadway
                         New York, New York 10019-5820



                                                              February 24, 2000

Morgan Stanley Dean Witter California Tax-Free Income Fund
Two World Trade Center
New York, New York  10048

Ladies and Gentlemen:

                  This opinion is being furnished to Morgan Stanley Dean Witter California Tax-Free Income Fund, a Massachusetts business trust ("California Tax-Free"), in connection with the Registration Statement on Form N-14 (the "Registration Statement") under the Securities Act of 1933, as amended (the "1933 Act"), to be filed by California Tax-Free in connection with the acquisition by California Tax-Free, of substantially all the assets of California Series, a portfolio of Morgan Stanley Dean Witter Multi-State Municipal Series Trust, a Massachusetts business trust ("California Series"), in exchange for shares of beneficial interest of California Tax-Free ("Shares") and the assumption by California Tax-Free of certain stated liabilities of California Series pursuant to an Agreement and Plan of Reorganization dated as of January 26, 2000 (the "Reorganization Agreement"). We have examined such statutes, regulations, corporate records and other documents and reviewed such questions of law as we deemed necessary or appropriate for the purposes of this opinion.

                  As to matters of Massachusetts law contained in this opinion, we have relied upon the opinion of Lane Altman & Owens LLP, dated February 24, 2000.

                  Based upon the foregoing, we are of the opinion that the Shares when issued, as described in the Reorganization Agreement, will be duly authorized and, assuming receipt of the consideration to be paid therefor, upon delivery as provided in the Reorganization Agreement, will be legally issued, fully paid and non-assessable (except for the potential liability of shareholders described in California Tax-Free's Statement of Additional Information dated May 1, 1999 under the caption "Capital Stock And Other Securities").

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement. We do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Securities and Exchange Commission thereunder.

                                                     Very truly yours,

                                                     s/ Mayer, Brown & Platt